Exhibit 10.2
March 26, 2007
VIA Overnight Mail
Scott Hardy
5002 Trailridgeway
Atlanta, GA 30338
Dear Scott:
I am pleased to officially offer you the opportunity to join us at GSI Commerce. I truly believe that you will be a great addition to our team.
Subject to compliance with the terms and conditions of this letter and approval of the Board of Directors of GSI Commerce, Inc., and subject to fully satisfying all final background and reference checks, we are pleased to offer you employment in the position Executive Vice President, Business Management at GSI Commerce Solutions, Inc. (the “Company”). In your capacity as EVP, Business Management, you will be responsible for the functions outlined in the position description given to you and discussed with you and will have such other responsibilities and duties consistent with your position as may from time to time be prescribed by the Company’s Chief Executive Officer or Board of Directors. You will devote your working time, energy, skill and best efforts to the performance of your duties for the Company in a manner which will further the business and interests of the Company. Your principal place of employment will be at the Company’s offices in King of Prussia, PA. The terms of your employment are:
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Your annual base salary will be $400,000.00. Your base salary, less payroll deductions and required withholdings, will be payable in accordance with the Company’s normal payroll practices. Your base salary will be reviewed annually after December 31, 2007 during the Company’s annual performance review process. Merit increases will be based upon your performance review rating. You will be eligible for a review and increase (not pro-rated) in January, 2008.

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Subject to approval of the Board of Directors of GSI Commerce, Inc., you will be granted under the GSI Commerce, Inc. 2005 Equity Incentive Plan or such other plan as may then be in effect (the “Equity Plan”) a Restricted Stock Unit award to receive shares of GSI Commerce, Inc. This award will have an aggregate value of $1,250,000.00 based on the fair market value of a share of such Common Stock on the later of the date the Board approves the grant or the date you begin employment with the Company. This award will vest as to 20% of the total number of shares on each of the first, second, third, fourth and fifth annual anniversary of the date the grant. The Company will deliver the shares to you as they vest, and you will not be required to pay any consideration for the vested shares other than the services you rendered to the Company. You will be eligible for an annual grant (not pro-rated) in March, 2008.

March 26, 2007

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You will be eligible to participate in the annual bonus plan available to senior management level employees at the Company. Under the plan recently approved by the Board of Directors, you will have the opportunity to receive an incentive bonus of 50% of your base pay provided you and the Company achieve certain performance objectives. We are guaranteeing you will receive a full bonus for 2007 paid in March of 2008. The Company retains the right to modify, replace or terminate any bonus plan or program from time to time, although this will not apply to your 2007 bonus guarantee. All interpretations and determinations with respect to bonuses, including calculation of the amount of any bonus and determination that a bonus has been earned, will be made by the Company and the Company’s determination will be final and binding.

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You will be eligible to participate in all employee benefit plans or programs of the Company now existing or established hereafter and offered generally to other senior management team members of the Company, subject to the terms and provisions of such plans including applicable waiting periods. Details about these benefits will be made available for your review. The Company retains the right to modify, replace or terminate any or all of its employee benefits plans or programs (including the Equity Plan) from time to time.

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It is our objective to move you and your family to the King of Prussia, PA area as quickly and seamlessly as possible. Toward that goal, the Company will pay or reimburse you for the actual and reasonable expenses for the following items relating to your relocation from Atlanta, GA to King of Prussia, as outlined herein. We will reimburse you for the physical move of you and your household goods including packing and unpacking your household goods and personal effects; moving two automobiles; temporary living and temporary storage in the King of Prussia area for 90 days; and two house hunting trips which consists of round-trip airfare for two people, hotel accommodations for up to four nights, car rental for five days and meals (up to $50 per day per person). We will pay you an amount equal to 2% of the purchase price of your new home to cover some of the costs associated with that purchase. We will pay this to you within 7 days of closing. We will also provide you with home sale protection to cover the unlikely event that you suffer a financial loss on the sale of your home related to any significant investments made to renovate your home in the past two years, up to a maximum of $100,000. We will provide you with a relocation allowance of up to $50,000 less taxes. Finally, in the event that you are carrying two mortgages simultaneously, we will cover the interest cost of the lower of the two mortgages for up to four (4) months. You will be required to submit such invoices and documentation as may be reasonably required by the Company for all reimbursements.

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If you resign your employment with the Company or the Company terminates your employment with “cause” (as defined below) during the first two (2) years of your employment, you will repay the Company a pro-rata portion of all amounts incurred or reimbursed by the Company in connection with such relocation as follows: 100% will be reimbursed by you if such a departure occurs in the first year of your employment and the reimbursement owed will decline by 1/12 for each month in the second year.

March 26, 2007

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The term “cause” means that (i) gross negligence or willful misconduct in the performance of your duties for the Company; (ii) breach or violation, in a material respect, of any agreement between the Company and you, the Company’s Code of Business Conduct or any of the Company’s policy statements, including those regarding conflicts-of-interest, insider trading, confidentiality or harassment; (iii) commission of a material act of dishonesty or breach of trust; (iv) acting in a manner that is inimical or injurious, in a material respect, to the business or interests of the Company; or (v) conviction of a felony.

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Within 30 days from your start date, the Company will pay you a one-time signing bonus of $100,000, less taxes. Like the relocation assistance, should you resign your employment with the Company or should the Company terminate your employment for cause during your first two years of employment, you will repay to the Company a pro-rata portion of this sign-on bonus under the same terms outlined above.

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You may terminate your employment with the Company at any time and for any reason whatsoever. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by an officer of the Company.

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If the Company terminates your employment without “cause”, the Company will continue to pay your base salary in accordance with the terms of this letter as follows: if such a termination occurs in 2007, we will provide 24 months of base-pay; if it occurs in 2008, we will pay you 18 months of base-pay; and if it occurs in 2009, we will provide you with 12 months of base-pay. These payments will be made only if you are terminated without cause and provided you execute the Company’s standard separation and release agreement. Any severance to which you become entitled under this paragraph will be payable in accordance with the Company’s normal payroll practices and will be subject to payroll deductions and required withholdings.

You represent to the Company that there are no restrictions, agreements or understandings whatsoever to which you are a party or by which you are bound which would prevent or make unlawful your execution of this letter or your employment hereunder and that your execution of this letter and your employment hereunder do not constitute a breach of any agreement or understanding to which you are a party or to which you are bound. You also represent that you will not bring with you to the Company or use during your employment with the Company any confidential or proprietary information of any prior employer or other third party with respect to which you are under a confidentiality obligation. To the extent required by law, this offer is subject to satisfactory proof of your right to work in the United States
As an employee of the Company, you will be expected to abide by the Company’s rules and regulations, acknowledge in writing that you have read and will comply with the Company’s Code of Business Conduct and the Company’s Employee Handbook. As a condition of your employment, you will be required to sign and comply with the Company’s form of Employee Agreement (a copy of which is attached), which includes a prohibition on the unauthorized use or disclosure of the Company’s confidential or proprietary information, a prohibition against engaging in competitive activities or soliciting employees of the Company during, and for one year after the end of, your employment with the Company, and provisions acknowledging the Company’s ownership in, and assigning to the Company all rights to, any inventions developed by you during your employment with the Company.

March 26, 2007

The employment terms set forth in the above bullets in this letter supersede any prior written or oral agreements or promises and any contemporaneous or subsequent oral agreements or promises made to you by anyone on behalf of the Company with respect to such employment terms.
Please indicate your acceptance of this offer by signing and dating this letter where indicated below, and returning a copy to me on or before March 30, 2007. If you accept this offer, and subject to satisfaction of the conditions set forth in this letter, we expect that you will begin your employment with the Company no later April 30, 2007.*
Once again, I am thrilled you are joining us. I believe you are really going to enjoy working here, and I know you will add tremendous value. Feel free to call me with any questions.
Sincerely,
/s/ Michael G. Rubin
Michael Rubin
Chairman and CEO
AGREED TO AND ACCEPTED:

/s/ J. Scott Hardy Scott Hardy

3/28/07 Date
4/30 subject to separation agreement w/BE